CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our reports dated January 19, 2022, relating to the financial statements and financial highlights, which appear in ClearBridge Large Cap Growth Fund, ClearBridge Dividend Strategy ESG ETF and ClearBridge Large Cap Growth ESG ETF’s Annual Report on Form N-CSR for the year ended November 30, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 21, 2022

PricewaterhouseCoopers LLP, 100 East Pratt Street, Suite 2600, Baltimore, MD 21202

T: (410) 783 7600, F: (410) 783 7680, www.pwc.com/us